EXHIBIT 99.1


Date:                      May 29, 2008
Contact:                   Gary S. Olson, President & CEO
Corporate Office:          200 Palmer Street
                           Stroudsburg, Pennsylvania 18360
Telephone:                 (570) 421-0531


                               ESSA BANCORP, INC.
                      ANNOUNCES A STOCK REPURCHASE PROGRAM
                        FOR 15% OF ITS OUTSTANDING SHARES

Stroudsburg, Pennsylvania, May 29, 2008 -- ESSA Bancorp, Inc. (the "Company"), the holding company for ESSA Bank & Trust, today announced that its Board of Directors has authorized the repurchase of up to 15% of its publicly-held outstanding shares of common stock, commencing May 27, 2008. The Company completed its initial public offering on April 3, 2007, and applicable regulatory restrictions prohibited the repurchase of shares during the one-year period following the completion of its initial public offering. The Company currently has 16,980,900 shares of common stock outstanding.

"We are pleased to announce the first stock repurchase program in the Company's history and we are committed to capital management strategies that will enhance stockholder value," said Gary S. Olson, ESSA Bancorp's President and CEO.

The Company will repurchase the shares from time to time for cash in open market
transactions  or  in  privately  negotiated   transactions  in  accordance  with
applicable federal securities laws.

ESSA Bancorp, Inc. is the holding company for ESSA Bank & Trust, which has total assets of over $915 million and is the leading service-oriented financial institution headquartered in the greater Pocono, Pennsylvania region. The Bank maintains its corporate headquarters in downtown Stroudsburg, Pennsylvania and has 13 community offices throughout the Pocono, Pennsylvania area. In addition
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to being one of the region's largest mortgage lenders,  ESSA Bank & Trust offers a full range of retail and commercial financial services.

This press release may contain certain "forward-looking statements" which may be identified by the use of such words as "believe," "expect," "intend," "anticipate," "should," "planned," "estimated" and "potential." Examples of forward-looking statements include, but are not limited to, estimates with respect to our financial condition, results of operations and business that are subject to various factors which could cause actual results to differ materially from these estimates and most other statements that are not historical in nature. These factors include, but are not limited to, general and local economic conditions, changes in interest rates, deposit flows, demand for mortgage and other loans, real estate values, and competition; changes in accounting principles, policies or guidelines; changes in legislation or regulation; and other economic, competitive, governmental, regulatory, and technological factors affecting our operations, pricing, products and services.

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